[DATE]

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"). NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH AN EXEMPTION FROM THE SECURITIES ACT, OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION UNDER THE SECURITIES ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIES ACT AND SUCH TRANSFER WILL BE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

                                    LBU, INC.

                          COMMON STOCK PURCHASE WARRANT

      LBU, Inc. (the "Company") hereby certifies that, for value received, [HOLDER] or assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time on or from time to time after [DATE] and before 5:00 P.M., New York City time, on [DATE], [NO. OF SHARES] fully paid and non-assessable shares of Common Stock of the Company, par value $.001 per share, at the price per share (the "Purchase Price") of [PURCHASE PRICE]. The number and character of such shares of Common Stock and the Purchase Price of the Common Stock purchase warrant (the "Warrant") are subject to adjustment as provides herein.

      As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

      (a) The term "Company" includes any corporation which shall succeed to or assume the obligations of the Company hereunder.

      (b) The term "Common Stock" includes all stock of any class or classes (however designated) of the Company, authorized upon the Original Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right to so vote has been suspended but the happening of such a contingency).

      (c) The term "Holder" shall mean [HOLDER] or any person to whom the Warrant is subsequently transferred in accordance with the terms hereof.

      (d) The "Original Issue Date" is [DATE], the date as of which the Warrant was first issued.

1. Sale or Exercise Without Registration. The Company may require, as a condition of allowing any exercise, transfer or surrender for exchange of the Warrant of Common Stock (or Other Securities) previously issued upon the exercise of the Warrant that the holder or transferee of the Warrant of Common Stock (or Other Securities), as the case may be, furnish to the Company a satisfactory opinion of counsel to the effect that such exercise, transfer or exchange may be made without registration under the Securities Act, provided that the disposition thereof shall at all times be within the control of such holder or transferee, as the case may be. The first holder of the Warrant represents to the Company that he is acquiring the Warrant represents to the Company that he is acquiring the Warrants for investment and not with a view to the distribution thereof.

2. Exercise of Warrant; Partial Exercise.

            2.1 Exercise in Full. Subject to the provisions hereof, this Warrant may be exercised in full by the Holder by surrender of this Warrant, with a form of subscription duly executed by such Holder, to the Company at c/o 310 Paterson Plank Road, Carlstadt, NJ 07072 accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock called for on the face of this Warrant (without giving effect to any adjustment herein) by Purchase Price.

            2.2 Partial Exercise. Subject to the provisions hereof, this Warrant may be exercised in part by surrender of the Warrant in the manner and at the place provided in subsection 2.1 hereof, except that the amount payable by the Holder upon any partial exercise shall be the amount obtained by multiplying (a) the number of shares of Common Stock (without giving effect to any adjustment therein) designated by the Holder in the subscription at the end hereof by (b) the Purchase Price. Upon any such partial exercise, the Company at its expense will forthwith issue and deliver to or upon the order of the Holder or as the Holder (upon payment by such Holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of the Warrant minus the number of such shares designated by the Holder in the Form of Subscription attached hereto, provided such reissue would otherwise comply with the requirements for transfer of a Warrant hereunder.

3. Delivery of Stock Certificates, etc. on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 10 days thereafter, the Company at its expense (including the payment by it or any applicable issue taxes) will cause to be issued in the name of and delivered to the holder hereof, or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct (provided delivery to any person other than the Holder is in compliance with federal and state securities laws), a certificate of certificates for the number of full paid and non-assessable shares of Common Stock (or Other Securities) to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the then current market value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which the Holder is entitled upon such exercise pursuant to Section 4 hereof or otherwise.

4. Adjustment for Stock Splits, Dividends, etc. In the event that the Company engages in a subdivision, stock split, reverse stock split, issues a stock dividend or distribution to all of its shareholders, or reclassified, exchanges or substitutes a different class of stock for the Common Stock, then, in any such instance, the number of shares receivable upon the exercise of this Warrant and the exercise price hereof shall be appropriately adjusted so that the Holder would be entitled to receive such number of share as would have been receivable had the Holder exercised this Warrant immediately prior to such event.

5. Further Assurances. The Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock upon the exercise of this Warrant from time to time outstanding.

6. Piggyback Registration.

      (a) If at any time or from  time to time,  prior to the date  which is two
(2) years after the date of this Warrant, the Company proposes to register any of its securities, for its own account or the account of any of its shareholders (other than a registration, on relating solely to employee stock option or purchase plans, or a registration on Form S-4 or any successor to such), the Company will promptly give to the Holder written notice thereof and include in such registration, and in any underwriting involved therein, all shares of the Holder and specified in a written request or requests by the Holder, made within thirty (30) days after receipt of such written notice from the Company, to be included in any such registration, except as set forth in Subsection 6 (b), below.

      (b) If the  registration  of which the Company  gives  notice  pursuant to
Section 6 (a) is for a registered public offering involving an underwriting, the Company shall so advise the Holder as a part of the written notice given pursuant to subsection 6 (a). In such event, the right of the Holder to registration shall be conditioned upon the Holder's participation such underwriting and the inclusion of the Holder's Shares acquired pursuant to this Agreement in the underwriting to the extent provided herein. If the

Holder proposes to distribute its shares through such underwriting it shall (together with the Company and the other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 6, if the underwriter (s) shall notify the Company in writing that in their good faith opinion, marketing factors require a limitation of the number of Shares to be underwritten m the number or securities that may be included in the underwriting shall be allocate, first, to the Company for its own account; second, to any shareholders (other than the Holder) invoking contractual rights to have their securities registered on the registration statement pursuant to which Holder is invoking its rights under this Subsection 6 (b), if any, on a pro rata basis, and third, to the Holder. In the event of such a limitation by the underwriters of the Shares of the Holder to be included in the registration and underwriting, the Company shall so advise the Holder.

7. Reservation of Stock, etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, all share of Common Stock (or Other Securities) from time to time issuable upon the exercise of this Warrant.

8. Exchange and Warrant. Subject to the provisions of Section 1 hereof, upon surrender for exchange of this Warrant, properly endorsed, to the Company, the Company at its own expense will issue and deliver to or upon the order of the Holder a new Warrant of like tenor, in the name of such holder or as the Holder (upon payment by such holder of any applicable transfer taxes) may direct (provided such delivery to another person is in compliance with federal and state securities laws), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face of the Warrant so surrendered.

9. Notices, etc. All notices and other communications form the Company to the Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such holder, or, until an address is so furnished, to and at the address of the last holder of this Warrant who has so furnished an address to the Company.

10. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharged or termination is sought. This Warrant is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

11. Expiration. The right to exercise this Warrant shall expire at 5:00 P.M., New York City time, on [DATE].

12. Assignability. This Warrant is fully assignable at any time.

Dated: [DATE]

                                                            LBU, Inc.


                                                        By: --------------------
                                                            Jeffrey Mayer, Chief
                                                            Executive Officer